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                                                               EXHIBIT (h)(4)(b)
[LOGO] American General
       Life Companies

                                December 2, 2010

Credit Suisse Trust
466 Lexington Avenue
New York, NY 10017

Re:      (1)      Participation Agreement dated July 1, 2001 among American
                  International Life Assurance Company of New York ("AI Life"),
                  Credit Suisse Trust (formerly Credit Suisse Warburg Pincus
                  Trust), Credit Suisse Asset Management, LLC ("CSAM") and
                  Credit Suisse Asset Management Securities, Inc.
                  ("Participation Agreement")
         (2)      Letter Agreement dated July 1, 2001 between AI Life and CSAM
                  ("Services Agreement")
         (3)      Rule 22c-2 Shareholder Information Agreement dated April 16,
                  2007 between Credit Suisse Asset Management Securities, Inc.
                  and AI Life ("Rule 22c-2 Agreement") (the Participation
                  Agreement, Services Agreement and Rule 22c-2 Agreement are collectively referred to hereinafter as the "Agreements")

Dear Fund Partner:

         As you may already be aware, AI Life will be merging with and into The United States Life Insurance Company in the City of New York ("USL"), the surviving company, effective December 31, 2010 (hereinafter referred to as the "Merger").

         Your fund trust company may have agreements with AI Life pursuant to which the trust acted as an investment vehicle for separate accounts established by AI Life for variable life insurance policies and variable annuity contracts (the "Contracts").

         As a result of the Merger, if AI Life was a party to the Agreements, then all rights, duties and obligations arising under the Agreements would be effectively assigned to USL which company will assume the rights, duties and obligations of AI Life thereunder.

         Pursuant to Article 12.5 of the Participation Agreement and Section 10 of the Services Agreement, AI Life hereby requests your consent to the assignment of its rights, duties and obligations under such agreements to USL. AI Life also requests your consent to the assignment of the rights, duties and obligations of AI Life under the Rule 22c-2 Agreement to USL. Please indicate your consent to these assignments by signing below. The consent to the assignments will be effective December 31, 2010.

         To the extent that provisions of the Agreements and this Amendment are in conflict, the terms of this Amendment shall control. Except to the extent amended by this Amendment, the Agreements shall remain unchanged and in full force and effect, and are hereby ratified and confirmed in all respects as amended hereby.

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         If you have any questions regarding this matter, please contact
______________ at ______________ or ___________________ at _____________.

AMERICAN INTERNATIONAL LIFE
ASSURANCE COMPANY OF NEW YORK

                                           ATTEST:

By:                                        By:
   ----------------------------------         ----------------------------------

THE UNITED STATES LIFE INSURANCE
COMPANY IN THE CITY OF NEW YORK

                                           ATTEST:

By:                                        By:
   ----------------------------------         ----------------------------------

Consented to, Acknowledged and Agreed:

CREDIT SUISSE TRUST
(FORMERLY CREDIT SUISSE WARBURG PINCUS TRUST)


By:
   ----------------------------------
    Name:
    Title:

CREDIT SUISSE ASSET MANAGEMENT, LLC


By:
   ----------------------------------
    Name:
    Title:

CREDIT SUISSE ASSET MANAGEMENT SECURITIES, INC.


By:
   ----------------------------------
    Name:
    Title:

                      AMERICAN GENERAL LIFE COMPANIES, LLC
                 2929 Allen Parkway, A30-25 . Houston, TX 77019